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                                                                    EXHIBIT 99.1


[SPECTRASITE LOGO]


CONTACTS:         Tabitha Zane
                  SpectraSite
                  919-466-5492
                  tabitha.zane@spectrasite.com


         SPECTRASITE HOLDINGS FILES EXPECTED CHAPTER 11 REORGANIZATION

                        REACHES AGREEMENT WITH CINGULAR

         - Plan incorporates previously announced agreement with bondholders

         -        Will receive $73.5 million in net proceeds

CARY, NC, NOVEMBER 15, 2002 - SpectraSite Holdings, Inc. (NASDAQ: SITE), one of the largest wireless tower operators in the United States, announced today that it has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division. The filing is intended to implement a restructuring plan negotiated with certain bondholders and announced November
6. The Company expects to file additional information, including a Plan of Reorganization, next week.

The Chapter 11 Plan involves a restructuring of only the debt and equity securities of SpectraSite Holdings, which is a holding company without any business operations of its own. SpectraSite Communications, the operating subsidiary, is an independent legal entity that generates its own cash flow and has access to its own credit facility. SpectraSite Communications will continue to operate normally and without interruption, and its customers and creditors will be unaffected. The Company expects that the Chapter 11 case will be completed in 90 days.

In addition, SpectraSite has amended the agreements previously announced on May 16, 2002, with Cingular and SBC. Under the amended agreements, the Company will, subject to certain conditions, including completion of the Chapter 11 case, 1) transfer the Company's interest in 545 SBC towers to Cingular, 2) reduce its future sublease commitment with SBC by 294 towers and, 3) extend the closings for the remaining SBC towers through the third quarter of 2004. The Company will receive $73.5 million, which it will use to repay a portion of the indebtedness outstanding under SpectraSite Communications' senior credit facility.

Steve Clark, President and CEO of SpectraSite, stated, "The Chapter 11 filing brings us another step closer to completing the financial restructuring process. Throughout this process there should be no impact on our day-to-day operations and we will serve our customers and property owners without interruption. It is our plan to emerge from Chapter 11 in the first quarter of 2003 with a solid balance sheet and a strong future. Our agreements with Cingular and SBC will further enhance our financial flexibility and strength."


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[SPECTRASITE LOGO]

Completion of the restructuring plan is subject to certain conditions, including its acceptance by affected classes of claim holders, whose votes will be solicited as part of the court process. Having already reached agreement with the holders of approximately two-thirds of its outstanding notes, the Company believes it will receive the votes required for approval of the plan.

ABOUT SPECTRASITE COMMUNICATIONS, INC.

SpectraSite Communications, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At September 30, 2002, SpectraSite owned or managed approximately 20,000 sites, including 7,999 towers primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including AT&T Wireless, ABC Television, Cingular, Nextel, Paxson Communications, Sprint PCS, Verizon Wireless and Voicestream.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning SpectraSite's future expectations, financial and operating projections, plans, strategies and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) SpectraSite's ability to complete the proposed restructuring plan, (ii) SpectraSite's substantial capital requirements and leverage, even after the proposed restructuring is completed, (iii) market conditions, (iv) the Company's dependence on demand for wireless communications and related infrastructure, (v) competition in the communications tower industry, including the impact of technological developments and (vi) future regulatory actions and conditions in its operating areas. These and other important factors are described in more detail in Item 1a "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and in the Company's other SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.


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